

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000832091
<NAME>                        Krupp Insured Plus-III Limited Partnership

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                              Jun-30-1998
<PERIOD-END>                                   Jun-30-1998
<CASH>                                         21,587,137
<SECURITIES>                                   97,694,047<F1>
<RECEIVABLES>                                  693,972
<ALLOWANCES>                                   0
<INVENTORY>                                    0
<CURRENT-ASSETS>                               2,378,384<F2>
<PP&E>                                         0
<DEPRECIATION>                                 0
<TOTAL-ASSETS>                                 122,353,540
<CURRENT-LIABILITIES>                          15,668
<BONDS>                                        0
<PREFERRED-MANDATORY>                          0
<PREFERRED>                                    0
<COMMON>                                       121,701,214<F3>
<OTHER-SE>                                     636,658<F4>
<TOTAL-LIABILITY-AND-EQUITY>                   122,353,540
<SALES>                                        0
<TOTAL-REVENUES>                               5,432,066<F5>
<CGS>                                          0
<TOTAL-COSTS>                                  0
<OTHER-EXPENSES>                               1,991,393<F6>
<LOSS-PROVISION>                               0
<INTEREST-EXPENSE>                             0
<INCOME-PRETAX>                                3,440,673
<INCOME-TAX>                                   0
<INCOME-CONTINUING>                            3,440,673
<DISCONTINUED>                                 0
<EXTRAORDINARY>                                0
<CHANGES>                                      0
<NET-INCOME>                                   3,440,673
<EPS-PRIMARY>                                  0<F7>
<EPS-DILUTED>                                  0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $79,745,317 and
 Mortgage-Backed Securities ("MBS") of $17,948,730.
<F2>Includes prepaid acquisition fees and expenses of $6,320,003 net of accumulated amortization of $4,565,542 and prepaid participation servicing fees of $2,014,465 net of accumulated amortization of $1,390,542.
<F3>Represents total equity of General Partners and Limited Partners. General
 Partners deficit of ($155,548) and Limited Partners equity of $121,856,762.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $1,457,885 of amortization of prepaid fees and expenses.
<F7>Net income allocated $103,220 to the General Partners and $3,337,453 to the
 Limited Partners. Average net income per Limited Partner interest is $.26 on 12,770,261 Limited Partner interests outstanding.


